Filed Pursuant to Rule 424(b)(3)

Registration No. 333-267375

PROSPECTUS SUPPLEMENT NO. 1

(to prospectus dated April 18, 2023)

NAUTICUS ROBOTICS, INC.

8,275,000 Shares of Common Stock

Up to 8,625,000 Shares of Common Stock Underlying Public Warrants to Purchase Common Stock

Up to 7,175,000 Shares of Common Stock Underlying Private Warrants to Purchase Common Stock

Up to 2,922,425 Shares of Common Stock Underlying Securities Purchase Agreement Warrants to Purchase Common Stock

Up to 2,922,425 Shares of Common Stock Underlying Convertible Debentures

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated April 18, 2023 (the “Prospectus”), with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 11, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale by us of (i) 862,500 shares of common stock, par value $0.0001 per share (“Common Stock”), of Nauticus Robotics, Inc. (the “Company”) which were issued upon the conversion of the rights to receive one twentieth (1/20) of one share of Common Stock (the “Right Shares”) in connection with the closing of the Business Combination (defined below), (2) 8,625,000 shares of Common Stock (the “Public Warrant Shares”) issuable upon the exercise of 8,625,000 redeemable warrants, which are exercisable at a price of $11.50 per share (the “Public Warrants”) and (3) 7,175,000 shares of Common Stock (the “Private Warrant Shares”) issuable upon the exercise of 7,175,000 redeemable warrants, purchased by CleanTech Sponsor I LLC and CleanTech Investments, LLC (together, the “Co-sponsors”) at a price of $1.00 per Private Warrant pursuant to a subscription agreement entered into in connection with CLAQ’s (defined below) initial public offering (“IPO”), which are exercisable at a price of $11.50 per share (the “Private Warrants”).

The Prospectus and this prospectus supplement also relate to the resale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of (i) 4,312,500 shares of Common Stock (the “Founder Shares”) that were issued to the Co-sponsors in conjunction with the IPO at a purchase price equivalent to approximately $0.00058 per Founder Share and subsequently converted upon the closing of the Business Combination and (ii) 3,100,000 shares of Common Stock purchased by certain Selling Securityholders at a price of $10.00 per share of Common Stock, and issued pursuant to the terms of certain subscription agreements entered into in connection with the Business Combination pursuant to the Merger Agreement (the “Merger Agreement,” and together with the other agreements and transactions contemplated thereby, the “Business Combination”) by and among CleanTech Acquisition Corp. (“CleanTech” or “CLAQ”), Nauticus Robotics Holdings, Inc. (formerly known as “Houston Mechatronics, Inc.”), a Texas corporation (“Nauticus Robotics Holdings”), and CleanTech Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of CleanTech. Pursuant to the Merger Agreement, in connection with the consummation of the Business Combination Merger Sub merged with and into Nauticus Robotics Holdings, with Nauticus Robotics Holdings surviving the merger as a wholly owned subsidiary of the Company, and the Company was renamed “Nauticus Robotics, Inc.”

Further, the Prospectus and this prospectus relate to the offer and sale by us of (i) 2,922,425 shares of Common Stock (the “SPA Warrant Shares”) which have been or may be issued from time to time upon the exercise of 2,922,425 warrants that were issued to certain Selling Securityholders (the “SPA Investors”) pursuant to the SPA, with an exercise price of $20.00 per share (the “SPA Warrants”) and (ii) 2,922,425 shares of Common Stock (the “Debenture Shares” and together with the SPA Warrant Shares, the “SPA Shares”) issuable upon the conversion of the Debentures (defined below) that were purchased by certain Selling Securityholders pursuant to the SPA, with a conversion price of $15.00 per share. Pursuant to the Securities Purchase Agreement by and among the Company, Nauticus Robotics Holdings, and the SPA Investors (the “SPA”), the SPA Investors subscribed for Debentures in an aggregate principal amount of $36,530,320. In exchange, for such subscriptions, Nauticus delivered to such Selling Securityholders (i) a Debenture with a principal amount equal to such Selling Securityholder’s subscription amount and (ii) SPA Warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, any may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is listed on the Nasdaq Stock Market LLC under the symbol “KITT.” On July 21, 2023, the closing price for our Common Stock was $2.05 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 12 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 24, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 11, 2023

NAUTICUS ROBOTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40611	85-1699753
(State or other jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

17146 Feathercraft Lane, Suite 450, Webster, TX 77598

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (281) 942-9069

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KITT	The Nasdaq Stock Market LLC
Warrants	KITTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Matters.

On May 11, 2023, Nauticus Robotics, Inc. (the “Company”) issued a press release announcing that the Company has been awarded an additional $2.7 million funding extension under its current contract with Leidos Holdings, Inc. The contract extension enables the Company to further develop its Aquanaut-derived subsea platform.

A copy press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated May 11, 2023.
104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Nauticus Robotics, Inc.

By:	/s/ Nicolaus Radford
Nicolaus Radford
Chief Executive Officer

Date: May 11, 2023

Exhibit 99.1

Nauticus Robotics and Leidos Execute $2.7M Contract Extension

Funding Advances Development of State-of-the-Art Aquanaut-Derived Subsea Platform

Houston – May 11, 2023 – Nauticus Robotics, Inc. (“Nauticus” or the “Company”) (NASDAQ: KITT), a developer of autonomous robots using artificial intelligence for data collection and intervention services for the ocean economies, today announced it has been awarded an additional $2.7 million under its current contract with Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® science and technology leader. The funded extension allows continued development of an Aquanaut-derivative in preparation for customer adoption decisions and government opportunities expected later this year.

The state-of-the-art subsea platform, an unmanned underwater vehicle (“UUV”) with advanced artificial intelligence, sensing capabilities, and more can perform a growing number of jobs without hazarding human divers. This program has received $14.5 million in funding from Leidos since 2022, and the technology developed is expected to underpin major future government opportunities.

Like Nauticus’ commercial UUV platform, Aquanaut, this derivative robot features technology to support security activities and is advancing to complete longer and more challenging missions. In addition, this award allows further autonomous behavior and operational capability enhancements to toolKITT, Nauticus’ proprietary software package developed to enable an ecosystem of autonomous actions for subsea vehicles and serves as the foundation for this work.

“I am very proud of our team’s performance resulting in this follow on award, further cementing our partnership with Leidos,” said Nicolaus Radford, founder and CEO of Nauticus. “This very important work combines great attributes from each company to deploy a truly novel subsea capability.”

About Nauticus

Nauticus Robotics, Inc. is a developer of autonomous robots using artificial intelligence for data collection and intervention services for the ocean industries. Nauticus’ robotic systems and services are delivered to commercial and government-facing customers through a Robotics-as-a-Service (RaaS) business model and direct product sales for both hardware platforms and software licenses. Besides a standalone service offering and products, Nauticus’ approach to ocean robotics has also resulted in the development of a range of technology products for retrofitting/upgrading legacy systems and other third-party vehicle platforms. Nauticus provides customers with the necessary data collection, analytics, and subsea manipulation capabilities to support and maintain assets while reducing their operational footprint, operating cost, and greenhouse gas emissions to improve offshore health, safety, and environmental exposure.

About Leidos

Leidos is a Fortune 500® technology, engineering, and science solutions and services leader working to solve the world’s toughest challenges in the defense, intelligence, civil and health markets. Leidos’ 46,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Va., Leidos reported annual revenues of approximately $14.4 billion for the fiscal year ended December 30, 2022. For more information, visit www.leidos.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Act”) and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act as well as protections afforded by other federal securities laws. Such forward-looking statements include, but are not limited to: the expected timing of product commercialization or new product releases; customer interest in Nauticus’ products; estimated 2023 operating results and use of cash; and Nauticus’ use of and needs for capital. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or “continue” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These forward-looking statements are based on Nauticus’ management’s current expectations and beliefs, as well as a number of assumptions concerning future events. There can be no assurance that the events, results, or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and Nauticus is not under any obligation and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Readers should carefully review the statements set forth in the reports which Nauticus has filed or will file from time to time with the Securities and Exchange Commission (the “SEC”) for a more complete discussion of the risks and uncertainties facing the Company and that could cause the forward-looking statements no to occur, in particular the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in documents filed from time to time with the SEC, including Nauticus’ Annual Report on Form 10-K filed with the SEC on March 28, 2023. Should one or more of these risks, uncertainties or other factors materialize, or should assumptions underlying the forward-looking information or statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated, believed, estimated or expected. The documents filed by Nauticus with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.

Investor Relations Contact:

Ralf Esper

Gateway Group, Inc.

(949) 574-3860

KITT@GatewayIR.com

Media Contact:

Zach Kadletz

Gateway Group, Inc.

(949) 574-3860

KITT@GatewayIR.com